Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS FOURTH-QUARTER, FISCAL YEAR 2006 FINANCIAL RESULTS

Perris, Calif.—April 2, 2007—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the fourth quarter and fiscal year ended December 31, 2006.

Revenues for the quarter and year ended December 31, 2006, were $29.2 million and $156.0 million, respectively, compared to the record $55.9 million and $230.3 million for the quarter and year ended December 31, 2005, respectively. The decline in revenues is, in part, the result of unusually strong and non-recurring sales in Florida and Texas during 2005 that were the direct result of hurricane damage in the Gulf region. The negative results for the quarter reflect seasonality compounded by a sharp decline in education sales in California and Florida due primarily to project delays. Sluggish sales in Texas for 2006 prompted our decision to close our Texas factory in the first quarter of 2007.

Our gross profit margin was a loss of $3.7 million, or 12.6% of sales, in the fourth quarter of 2006, compared to a loss of $4.2 million, or 7.6% of sales, in the fourth quarter a year ago. For the year ended December 31, 2006, gross profit was $4.4 million, or 2.8% of sales, compared to $8.9 million, or 3.9% of sales, for year ended December 31, 2005. Gross margins declined in 2006 as revenues declined more than expected and fixed and certain variable costs were not reduced in line with lower revenues. In addition, prior-year margins benefited from volume efficiencies related to record results in 2005.

Sales, general, and administrative (SG&A) expenses for the quarter and year ended December 31, 2006, were $6.8 million and $17.3 million, compared to $4.8 million and $15.9 million for the quarter and year ended December 31, 2005, respectively. SG&A expenses for the quarter and year ended December 31, 2006, included $0.4 million and $1.2 million, respectively, in non-cash stock compensation, which is not included in the corresponding prior period amounts. Additionally, we recorded a $3.2 million provision for contract adjustments in 2006 compared $0.7 million in the prior year. Excluding stock compensation and the provision for contract adjustments, SG&A expenses decreased $2.3 million from 2005 to 2006.

We performed our annual goodwill impairment testing during the fourth quarter of 2006. Based on the significant decline in the trading price of our stock and other indicators of impairment, we recorded a non-cash impairment charge of $33.6 million in the fourth quarter of 2006. Operating losses, which include the impairment charge to goodwill, for the quarter were $44.2 million compared to of $9.1 million in the fourth quarter of 2005. Operating losses, which also include the impairment charge to goodwill, for the year ended December 31, 2006 were $46.6 million compared to $7.0 million for the year ended December 31, 2005.

Other expense, net, for 2006 was $8.0 million compared to $14.1 million in 2005. Key changes in other expense, net, are as follows:

•
Interest expense decreased in 2006, by $4.4 million compared to 2005. The decrease is primarily attributable to lower debt compared to the prior year: $13.8 million at December 31, 2006, compared to $39.3 million at December 31, 2005.

•
A $3.4 million loss on extinguishment of debt. This consisted of a $2.1 million write off of debt issue costs of the Fortress Credit Corp. credit facility, a $0.9 million write-off related to the Bank of America credit facility. In addition, we incurred a loss on the redemption of our $25.9 million convertible note issued to Amphora Limited. In the fourth quarter of 2006, we redeemed the balance of the Amphora Note with a face value of $17.6 million through a combination of the conversion of one million shares and the payment of $8.0 million cash. The shares issued upon conversion were recorded at the $7.82 per share conversion price of the notes. The loss on extinguishment is calculated based on the $15.2 million discounted amount of the Amphora note and includes the write-off of $0.6 million in debt issuance costs and the non-cash benefit of writing off the $0.8 million embedded derivative liability.

•	A non-cash gain of $7.0 million related to warrant and embedded derivatives associated with convertible debt in 2006 compared to a non-cash loss of $5.8 million in 2005.

•	Amortization of debt costs for 2006 was $1.4 million.

•
Accretion of convertible debt discount for 2006 was $3.7 million, which included $2.7 million incremental non-cash charges related to the discount on the $19.7 million conversion of convertible notes in 2006.

•
A non-cash early debt conversion fee of $4.7 million in 2006. In the second quarter of 2006, $1.9 million of the non-cash early debt conversion fee was recognized for the fair value of 189,189 restricted shares issued to Amphora Limited as consideration for the early conversion of a portion of their Convertible Note. In the fourth quarter of 2006, $2.9 million of the non-cash early debt conversion fee was recognized for the fair value of 636,663 incremental shares issued, or to be issued, to Laurus Master Fund, Ltd. as consideration for the early conversion of the convertible note issued in 2006. The incremental shares issued in the fourth quarter of 2006 were the result of reducing the conversion price of the Laurus note during the quarter to $3.57 per share.

Net loss for the quarter was $51.0 million, or $2.59 per share, on 19.7 million weighted-average shares outstanding, compared to net loss of $9.0 million, or $0.53 per share, on 17.1 million weighted-average shares outstanding, in the fourth quarter of 2005. Net loss for the year ended December 31, 2006 was $54.7 million, or $2.96 per share, on 18.5 million weighted-average shares outstanding, compared to a net loss of $21.1 million, or $1.35 per share, on 15.7 million weighted-average shares outstanding, for the year ended December 31, 2005.

Total backlog as of February 28, 2007, was $60.4 million, consisting of $49.1 million of orders from California, $2.5 million from Arizona and $8.8 million from Florida.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance for the fourth quarter was disappointing, but we put several problematic projects behind us, closed a loss-making factory in Texas, and made strides to improve our balance sheet.”

“Our balance sheet has improved from the prior year as evidenced by our debt position; we had $13.8 million in debt outstanding at December 31, 2006, down from $39.3 million a year ago. Working capital improved from $3.2 million at the end of 2005 to $26.3 million at the end of 2006. As a result, interest expense has declined significantly. We have continued our efforts to improve our liquidity and capital structure through the retirement of $17.6 million convertible subordinated debt and closing $23.0 million in new financing and a $4.4 million sales-leaseback of our Florida manufacturing facility in the fourth quarter of 2006.”

Modtech President and Chief Executive Officer Dennis Shogren commented: “One has to look through the layers of complicated accounting related to our debt transactions and the impairment reserve for goodwill to see the underlying financial fundamentals.

“The strongly negative results for the fourth quarter reflect more than our normal seasonal weakness, which we did not experience last year due to Katrina-related volume. Efforts to improve operational efficiencies and other cost reduction efforts initiated late in the third quarter were not sufficient to offset the significant volume shortfall in the fourth quarter. The volume shortfall experienced through the first three quarters of the year continued through the fourth quarter, most notably the delay of anticipated school projects in California and Florida. The impact on revenue and margin is obvious.

“In addition, we settled several accounts-receivable disputes stemming from work performed as far back as 2003. Although we recorded reserves or write-offs of $1.9 million on these accounts, we will realize $5.5 million in cash that was otherwise tied up by these disputes.

“While results from the fourth quarter were disappointing, we are in a transition period. We completed our last legacy project in the fourth quarter. Although final accounting for the project required cost-estimate adjustments, we were able to complete a project that had been bid in early 2004, prior to the controls we now have in place, at breakeven. Compared to several previous legacy projects from this era, which had substantial losses, this was a significant improvement. Even more importantly, our backlog has no further legacy projects. In addition, we have made significant progress in operational efficiencies and quality that will pay substantial dividends as we enter our busy season this spring and summer.

“Finally,” said Shogren, “we are strongly encouraged by the interest in our new niche products. Even with a slow start-up in January and February, we are maintaining our outlook of 2007 revenue of between $175 million to $185 million with 15% coming from our new niche products.”

Teleconference Information:
At 1:30 p.m. PDT (4:30 p.m. EDT) today the Company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 4024152.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$6,292,000	$3,263,000
Restricted cash - current portion	9,139,000	11,452,000
Contracts receivable, less allowance for contract adjustments of $2,358,000 and $616,000 in 2006 and 2005, respectively	27,910,000	40,687,000
Costs and estimated earnings in excess of billings on contracts	16,144,000	16,050,000
Inventories	6,282,000	12,047,000
Prepaid assets	1,032,000	960,000
Income tax receivable	8,000	6,000
Insurance receivable	3,535,000	1,202,000
Other current assets	104,000	171,000
Totalcurrentassets	70,446,000	85,838,000
Property and equipment, net	11,118,000	14,518,000
Restricted cash	-	5,000,000
Goodwill	38,303,000	71,903,000
Covenants not to compete, net	-	4,000
Debt issuance costs, net	1,369,000	3,993,000
Other assets	1,574,000	577,000
Totalassets	$122,810,000	$181,833,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$22,419,000	$25,687,000
Accrued compensation	1,613,000	2,634,000
Accrued insurance expense	2,945,000	3,688,000
Provision for estimated losses on contracts	31,000	3,790,000
Embedded derivative liability	-	7,849,000
Warrant derivative liability	8,169,000	6,192,000
Accrued warranty	1,307,000	930,000
Other accrued liabilities	2,125,000	3,415,000
Billings in excess of costs and estimated earnings on contracts	2,009,000	3,809,000
Current revolving credit line	-	4,819,000
Current maturities of long-term debt, net	3,508,000	19,831,000
Totalcurrentliabilities	44,126,000	82,644,000

Long-term debt, net, excluding current portion	10,326,000	14,628,000
Other long-term liabilities	1,517,000	-
Totalliabilities	55,969,000	97,272,000
Shareholders’ equity:
Common stock, $.01 par value. Authorized 55,000,000 shares; issued and outstanding 21,008,855 and 17,062,219 in 2006 and 2005, respectively	210,000	170,000
Additional paid-in capital	133,571,000	96,640,000
Accumulated deficit	(66,940,000)	(12,249,000)
Totalshareholders’equity	66,841,000	84,561,000
Totalliabilitiesandshareholders’equity	$122,810,000	$181,833,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)
Net sales	$29,239,000	$55,913,000	$156,033,000	$230,324,000
Cost of goods sold	32,931,000	60,139,000	151,655,000	221,376,000

Gross (loss) profit	(3,692,000)	(4,226,000)	4,378,000	8,948,000

Selling, general and administrative expenses	6,800,000	4,789,000	17,322,000	15,920,000
Impairment loss on goodwill	33,600,000	-	33,600,000	-
Loss (gain) on sale of property and equipment	95,000	51,000	95,000	(6,000)
Covenant amortization	-	6,000	4,000	25,000

Loss from operations	(44,187,000)	(9,072,000)	(46,643,000)	(6,991,000)

Other (expense) income:
Interest expense	(435,000)	(1,370,000)	(2,479,000)	(6,927,000)
Interest income	27,000	311,000	326,000	358,000
Loss on extinguishment of debt	(3,421,000)	-	(3,421,000)	-
Gain (loss) on warrant and embedded derivatives	261,000	1,705,000	6,959,000	(5,804,000)
Amortization of debt costs	1,273,000	(312,000)	(1,384,000)	(1,037,000)
Accretion of convertible debt discount	(1,791,000)	(271,000)	(3,740,000)	(1,064,000)
Early debt conversion fee	(2,852,000)	-	(4,716,000)	-
Other income, net	129,000	37,000	407,000	361,000

	(6,809,000)	100,000	(8,048,000)	(14,113,000)

Loss before income taxes	(50,996,000)	(8,972,000)	(54,691,000)	(21,104,000)
Income tax benefit	-	-	-	-

Net loss	$(50,996,000)	$(8,972,000)	$(54,691,000)	$(21,104,000)

Basic and diluted loss per common share	$(2.59)	$(0.53)	$(2.96)	$(1.35)

Basic and diluted weighted-average common shares outstanding	19,714,181	17,058,822	18,464,607	15,682,357